Exhibit 5.2

Our Ref: RKJB/16432-00401 CO:1471848.1 WPP Finance (UK) 27 Farm Street London W1J 5RJ WPP Group plc 27 Farm Street London W1J 5RJ	Allen & Overy LLP One New Change London EC4M 9QQ United Kingdom Tel +44 (0)20 7330 3000 Fax +44 (0)20 7330 9999

21 September, 2004

Dear	Sirs,

We have acted as legal advisers to WPP Finance (UK) (the Issuer) and WPP Group plc (the Guarantor) as to English law in connection with the registration under the U.S. Securities Act of 1933, as amended (the Securities Act) of U.S.$650,000,000 5.875 per cent. Notes due 2014 of the Issuer (the Exchange Notes). The Exchange Notes will be fully and unconditionally guaranteed by the Guarantor pursuant to guarantees (the Guarantees which, together with the Exchange Notes, are referred to as the Securities). The Securities are to be issued under and governed by an indenture dated as of 23rd June, 2004 (the Base Indenture) among the Issuer, the Guarantor and Citibank, N.A., as trustee (the Trustee), as supplemented by the First Supplemental Indenture dated as of 23rd June, 2004 (the First Supplemental Indenture and, together with the Base Indenture, the Indenture) among the Issuer, the Guarantor and the Trustee.

We	have examined copies of:

(a)	the Memorandum and Articles of Association of the Issuer, certified as being those now in force;

(b)	the Memorandum and Articles of Association of the Guarantor, certified as being those now in force

(c)	a certified copy of the minutes of a meetings of the Board of Directors of the Issuer passed on 14th June, 2004, 16th June, 2004 and 20th September, 2004;

Allen & Overy LLP is a limited liability partnership registered in England and Wales with registered number OC306763. It is regulated by the Law Society of England and Wales. A list of the members of Allen & Overy LLP and their professional qualifications is open to inspection at its registered office, One New Change, London EC4M 9QQ. Any reference to a partner in relation to Allen & Overy LLP means a member, consultant or employee of Allen & Overy LLP.

Allen & Overy LLP or an affiliated undertaking has an office in each of: Amsterdam, Antwerp, Bangkok, Beijing, Bratislava, Brussels, Budapest, Dubai, Frankfurt, Hamburg, Hong Kong, London, Luxembourg, Madrid, Milan, Moscow, New York, Paris, Prague, Rome, Shanghai, Singapore, Tokyo, Turin, Warsaw

To: WPP Finance (UK) and WPP Group plc	21 September, 2004

(d)	a certified copy of the minutes of a meeting of the Board of Directors of the Guarantor passed on 14th June, 2004 and of meetings of a committee of the Board of Directors of the Guarantor passed on 16th June, 2004 and 20th September, 2004;

(e)	a certificate from a director of the Issuer as to, inter alia, the resolutions passed at meetings referred to in (c) above and to the effect that there will be no contravention of certain borrowing limits as a result of the issue of the Exchange Notes by the Issuer;

(f)	a certificate from a director of the Guarantor as to, inter alia, the resolutions passed at meetings referred to in (d) above and to the effect that there will be no contravention of certain borrowing limits as a result of the issue of the Exchange Notes and the giving of the Guarantees in respect of the Exchange Notes by the Guarantor;

(g)	the draft registration statement relating to the Exchange Notes and the Guarantees (the Registration Statement) dated 21 September, 2004;

(h)	the Indenture;

(i)	the form of the Exchange Notes; and

(j)	the documents specified in the schedule to this letter (the English Debt Documents).

Our opinion is confined solely to English law.

The Indenture and the Securities are expressed to be governed by the laws of the State of New York. We have made no investigation of such laws and do not express or imply any opinion on such laws. In addition, we have assumed that, so far as the laws of the State of New York and US securities laws are concerned, the Indenture and the Securities constitute legal, valid and binding obligations of the Issuer and the Guarantor and that such laws do not qualify or affect our opinion as set out below.

We have also assumed (with your agreement) that:

(a)	insofar as any obligation falls to be performed in any jurisdiction outside England, its performance will not be illegal or ineffective by virtue of the laws of that jurisdiction;

(b)	all signatures on the executed documents which, or copies (including faxed copies) of which, we have examined are genuine;

(c)	each of the parties to the Indenture, other than the Issuer and the Guarantor, is able lawfully to enter into such Indenture;

(d)	the execution and delivery of the Indenture have been duly authorised by each of the parties thereto, other than the Issuer and the Guarantor, and that such documents have been duly executed and delivered by such parties (other than the Issuer and the Guarantor);

(e)	each of the parties to the Indenture who is carrying on, or purporting to carry on, any regulated activity in the United Kingdom is an authorised person permitted to carry on that relevant regulated activity or an exempt person in respect of that regulated activity under the Financial Services and Markets Act 2000 (the FSMA) and the Indenture was not entered into in consequence of a communication made in breach of section 21(1) of the FSMA;

(f)	the Exchange Notes will be in the forms provided for and set out in the Indenture;

To: WPP Finance (UK) and WPP Group plc	21 September, 2004

(g)	the Memorandum and Articles of Association of the Issuer and the Guarantor which we have examined are those in force and the resolutions of the Boards of Directors which we have examined were passed at meetings duly convened and held and the certifications referred to in (a) to (f) above are true and accurate;

(h)	neither the issue of the Exchange Notes nor the giving of the Guarantees will cause any limit on borrowings to which either the Issuer or the Guarantor is subject to be exceeded;

(i)	the Guarantor has not designated and will not designate the Issuer a “Principal Subsidiary” for the purposes of the English Debt Documents at any time on or prior to the issue of the Exchange Notes;

(j)	the main business of the Issuer is to operate as a finance company for the Guarantor and its subsidiaries;

(k)	the absence of any other arrangements between any of the parties to the Indenture, the Securities or the English Debt Documents which modify or supersede any of their terms; and

(l)	all documents presented to us as originals are true and accurate and all documents submitted to us as copies (including faxed copies) conform with the originals and that any documents in draft form which we have examined for the purposes hereof will not change when in final form in such a way as could affect our opinion herein.

On the basis of the foregoing, and having regard to such legal considerations as we deem relevant and subject as set out below, we are of the opinion that:

1.	The issue of the Exchange Notes has been duly authorised and, so far as English law is concerned, when the Registration Statement has become effective under the Securities Act and the Exchange Notes have been duly executed and authenticated in accordance with the Indenture and delivered in the manner provided in the Indenture, there is no reason, so far as English law is concerned, why the obligations assumed by the Issuer under the Exchange Notes should not constitute the legal, valid, binding and enforceable obligations of the Issuer.

2.	The giving of the Guarantees has been duly authorised and, so far as English law is concerned, when the Registration Statement has become effective under the Securities Act and the Guarantees have been duly executed in accordance with the Indenture, there is no reason, so far as English law is concerned, why the obligations assumed by the Guarantor under the Guarantees should not constitute the legal, valid, binding and enforceable obligations of the Guarantor.

As used in this opinion, the term enforceable means that each obligation or document is of a type and form enforced by the English courts. It is not certain, however, that each obligation or document will be enforced in accordance with its terms in every circumstance, enforcement being subject to, inter alia, the nature of the remedies available in the English courts, the acceptance by such courts of jurisdiction, the power of such courts to stay proceedings, the provisions of the Limitation Act 1980 and other principles of law and equity of general application and all limitations resulting from the laws of bankruptcy, insolvency, liquidation or other laws affecting generally the enforcement of creditors’ rights.

To: WPP Finance (UK) and WPP Group plc	21 September, 2004

Nothing in this opinion shall be taken as implying that an English court would exercise jurisdiction in any proceedings relating to the Indenture or accordingly that any remedy would be available in England for the enforcement of obligations arising under the Indenture.

This opinion is subject to the following:

(a)	There could be circumstances in which an English court would not treat as conclusive those certificates and determinations which the Indenture or the Securities state are to be so treated.

(b)	Any provision in the Indenture which involves an indemnity for the costs of litigation is subject to the discretion of the court to decide whether and to what extent a party to litigation should be awarded the costs incurred by it in connection with the litigation.

(c)	Any provision in any agreement or deed which amounts to an undertaking to assume the liability on account of the absence of payment of stamp duty or an indemnity to pay stamp duty may be void.

(d)	The Registration Statement has been prepared by the Issuer and the Guarantor which have accepted responsibility for the information contained therein. We have not investigated or verified the truth or accuracy of the information contained in the Registration Statement, nor have we been responsible for ensuring that no material information has been omitted from it.

(e)	The effectiveness of terms exculpating a party from a liability or duty otherwise owed is limited by law.

(f)	An English court will not apply the laws of the State of New York if:

(i)	it is not pleaded and proved; or

(ii)	to do so would be contrary to English public policy. The rules of English public policy do not preclude an English company from selecting the law of another jurisdiction as the governing law of a contract provided that the intention of the parties in selecting such law is bona fide; or

(iii)	the choice of law is not valid under the laws of the State of New York.

(g)	Insofar as any obligation under the Indenture or the Securities is to be performed in any jurisdiction other than England and Wales, an English court may have to have regard to the law of that jurisdiction in relation to the manner of performance and the steps to be taken in the event of defective performance.

(h)	We express no opinion as to whether specific performance, injunctive relief or any other form of equitable remedy would be available in respect of any obligation of the Issuer or the Guarantor under or in respect of the Indenture or the Securities.

(i)	Any trust established pursuant to the Indenture may be set aside by an English court if at the time of the relevant deposit the Issuer or the Guarantor is unable to pay its debts within the meaning of Section 123 of the Insolvency Act 1986 or becomes unable to pay its debts within the meaning of that section as a consequence of the relevant deposit.

This opinion, which shall be construed in accordance with English law, is given to WPP Finance (UK) and WPP Group plc in connection with the registration under the Securities Act of the Exchange Notes.

To: WPP Finance (UK) and WPP Group plc	21 September, 2004

We consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and to the reference to us under the caption ‘Legal Matters’ in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

This opinion is given on the basis of English law in force and applied by English courts at the date of this opinion and on the basis that there has been no amendment to, or termination or replacement of, any of the documents examined by us and no change in any of the facts assumed by us for the purposes of giving this opinion. It is also given on the basis that we have no obligation to notify any addressee of this opinion of any change in English law or its application after the date of this opinion.

Yours faithfully,

/s/    Allen & Overy LLP

To: WPP Finance (UK) and WPP Group plc	21 September, 2004

SCHEDULE

1.	$750,000,000 Revolving Credit Facility Agreement dated 4th September, 2001 in favour of WPP Group plc, WPP Finance Co. Limited and WPP Group U.S. Finance Corp.

2.	Terms and conditions of the £450,000,000 2 per cent. convertible bonds due 2007 of WPP Group plc dated 11th April, 2002.

3.	Terms and conditions of the €650,000,000 6 per cent. bonds due 2008 of WPP Group plc dated 18th June, 2001.